As filed with the Securities and Exchange Commission on February 27, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement

under

the Securities Act of 1933

NiSource Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

35-2108964

(IRS Employer Identification Number)

801 East 86th Avenue

Merrillville, Indiana 46410

(877) 647-5990

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Smith

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

(877) 647-5990

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Robert J. Minkus, Esq.

Schiff Hardin LLP

6600 Sears Tower

Chicago, Illinois 60606

(312) 258-5500

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “accelerated filer and large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (1)
Common stock, par value $0.01 per share	1,291,662	$43.80	$1	$0

(1)	Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes 1,291,662 unsold shares of common stock covered by registration statement no. 333-179821, filed on March 1, 2012, for which the registration fee was paid on March 1, 2012. No additional shares are being registered. Accordingly, there is no additional registration fee payable herewith.
(2)	Calculated in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low prices of NiSource Inc. common stock on the New York Stock Exchange on February 24, 2015.

PROSPECTUS

NiSource Inc.

Dividend Reinvestment

and

Stock Purchase Plan

We are offering shares of our common stock through participation in the NiSource Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan is designed to promote long-term ownership among investors in our common stock by offering:

•	A simple way to increase your holdings in our common stock by automatically reinvesting all or a portion of your cash dividends; and

•	The opportunity to make your initial investment in our common stock, or to purchase additional shares.

You do not have to be a current stockholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $250 and not more than $10,000.

Shares offered under the Plan may be, at our option, newly issued shares, shares held in our treasury or shares purchased on the open market. All open market purchases, as well as all sales of participants’ shares under the Plan, will be made through a registered broker-dealer that is not affiliated with us and that will act as an “agent independent of the issuer,” as that term is defined under the federal securities laws.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “NI.”

Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time. Stockholders who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

You should read this prospectus carefully before you invest and retain this prospectus for future reference. You also should read carefully and evaluate the cautionary statements concerning risk factors included in our periodic reports and other information that we file with the SEC. See “Risk Factors ” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2015.

Page
WHERE YOU CAN FIND MORE INFORMATION	1
RISK FACTORS	1
FORWARD-LOOKING STATEMENTS	2
NISOURCE INC.	2
USE OF PROCEEDS	4
TERMS OF THE PLAN	4
Purpose	4
1. What is the purpose of the Plan?	4
Key Features	4
2. What are the Plan’s key features?	4
Administration	5
3. Who administers the Plan and what does the Plan Administrator do?	5
4. How do I contact the Plan Administrator?	5
Eligibility	6
5. Who can participate in the Plan?	6
Enrollment	6
6. How do I enroll in the Plan?	6
7. How do I obtain a copy of the enrollment form for the Plan?	6
Dividend Reinvestment Options	7
8. What are my dividend reinvestment options under the Plan?	7
9. How do I change my dividend reinvestment option election?	7
10. When will reinvestment of my cash dividends begin?	7
11. How will I receive the cash dividends that I elect not to reinvest?	7
12. What else should I know about dividends under the Plan?	8
Optional Cash Investments	8
13. How do I make optional cash investments?	8
14. May I invest more than the annual Plan maximum of $125,000?	8
15. What happens if there are insufficient funds to cover my optional cash investments?	10
16. How do I change or terminate automatic monthly deductions?	10
Source and Price of Common Stock	10
17. When will the Plan Administrator purchase shares of NiSource common stock for my Plan account?	10
18. How many shares of NiSource common stock will the Plan Administrator purchase for my Plan account?	11
19. How does the Plan Administrator acquire shares of NiSource common stock under the Plan?	11
20. At what price will the Plan Administrator purchase shares of NiSource common stock?	11
21. Will I earn interest during the time my investments are pending?	11
Sales and Withdrawals of Common Stock	11
22. How do I sell shares in my Plan account?	11
23. What is the difference between a batch order, a market order, a day limit order and a good-‘til-cancelled order, the ways to request each of them and the related fees?	11
24. How can I withdraw the shares credited to my Plan account?	13
25. What happens to my dividend reinvestment election if I withdraw shares from my Plan account?	13
Name Changes, Share Transfers and Gifts Under the Plan	13
26. How do I change the name on my account, transfer shares or give as a gift shares in my Plan account?	13
27. What happens to my dividends if I sell or transfer shares from my Plan account?	13
Safekeeping / Certificates	14
28. How does the Plan’s safekeeping option work?	14
29. Will I be able to obtain a certificate for the shares in my Plan account?	14

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the Securities Exchange Commission, or SEC. The registration statement and its exhibits provide additional information about us and the common stock offered under this prospectus.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus automatically will modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	the description of our common stock contained in our definitive joint proxy statement/prospectus dated April 24, 2000.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the expiration of the registration statement containing this prospectus.

You may request a copy of any of these filings at no cost by writing to or calling us at the following address and telephone number: Corporate Secretary, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

Additional information about us is available at our Internet website at http://www.nisource.com. The information contained at our Internet website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy common stock in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

RISK FACTORS

Investing in our common stock involves risk. For a discussion of the risks related to an investment in our common stock, please see the ‘‘Risk Factors’’ section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as the other information contained or incorporated by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our common stock.

Risks Relating to Participation in the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your authorization.

Unless you request certain types of trading orders, you will not be able to direct the specific time or price at which your shares are sold under the Plan.

Computershare Trust Company, N.A., the Plan Administrator, administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, unless you request a day limit order or a good-‘til-cancelled limit order, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale. See Questions 22 and 23 below for a description of the differences between types of trading orders.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus and in the documents incorporated by reference are “forward-looking statements” within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements concerning our plans, objectives, expected performance, expenditures, recovery of expenditures through rates, stated on either a consolidated or segment basis, the proposed separation of our natural gas pipeline and related businesses into a stand-alone publicly traded company called Columbia Pipeline Group, Inc. (the “Proposed Separation”), Columbia Pipeline Partners LP’s initial public offering and any and all underlying assumptions and other statements that are other than statements of historical fact. Investors and prospective investors should understand that many factors govern whether any forward-looking statement will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements.

Realization of our objectives and expected performance is subject to a wide range of risks and can be adversely affected by, among other things, weather, fluctuations in supply and demand for energy commodities, growth opportunities for our businesses, increased competition in deregulated energy markets, the success of regulatory and commercial initiatives, dealings with third parties over whom we have no control, actual operating experience of our assets, the regulatory process, regulatory and legislative changes, the impact of potential new environmental laws or regulations, the results of material litigation, changes in pension funding requirements, changes in general economic, capital and commodity market conditions, counterparty credit risk, the timing to consummate the Proposed Separation, the risk that a condition to consummation of a Proposed Separation is not satisfied, disruption to operations as a result of the Proposed Separation and the inability of one or more of the businesses to operate independently following the completion of the Proposed Separation, many of which risks are beyond our control. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. We expressly disclaim a duty to update any of the forward-looking statements.

NISOURCE INC.

Overview

We are an energy holding company whose subsidiaries provide natural gas, electricity and other products and services to approximately 3.8 million customers located within a corridor that runs from the Gulf Coast through the Midwest to New England. Our principal subsidiaries include NiSource Gas Distribution Group, Inc., a natural gas distribution company, and Columbia Pipeline Group, Inc., a transmission and storage holding company, whose subsidiaries provide service to customers in the Midwest, the Mid-Atlantic and the Northeast; and Northern Indiana Public Service Company, a vertically-integrated gas and electric company providing service to customers in northern Indiana. We derive substantially all our revenues and earnings from the operating results of our thirteen direct subsidiaries. Our primary business segments are:

•	gas distribution operations;

•	Columbia Pipeline Group operations; and

•	electric operations.

On September 28, 2014, we announced that our Board of Directors had approved in principle plans to separate our natural gas pipeline and related businesses into a stand-alone publicly traded company. If completed, the Proposed Separation will result in two energy infrastructure companies: NiSource Inc., a fully regulated natural gas and electric utilities company, and Columbia Pipeline Group, Inc., a natural gas pipeline, midstream and storage company. The Proposed Separation is expected to occur in mid-2015.

Strategy

Our platform for long-term, sustainable growth will continue to center on commercial and regulatory initiatives; commercial growth and expansion of the gas transmission and storage business; and financial management of the balance sheet.

Gas Distribution Operations

Our natural gas distribution operations serve approximately 3.4 million customers in seven states and operate approximately 58,000 miles of pipeline. Through our wholly-owned subsidiary, NiSource Gas Distribution Group, Inc., we own six distribution subsidiaries that provide natural gas to approximately 2.6 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky, Maryland and Massachusetts. Additionally, we also distribute natural gas to approximately 807,000 customers in northern Indiana through our subsidiary Northern Indiana Public Service Company.

Columbia Pipeline Group Operations

Our Columbia Pipeline Group operations subsidiaries own and operate approximately 15,000 miles of interstate pipelines and operate one of the nation’s largest underground natural gas storage systems, capable of operationally storing approximately 622 billion cubic feet of natural gas. Through our subsidiaries Columbia Gas Transmission L.L.C., Columbia Gulf Transmission Company, Columbia Midstream and Crossroads Pipeline Company, we own and operate an interstate pipeline network extending from the Gulf of Mexico to New York and the eastern seaboard. Together, these companies serve customers in 16 Northeastern, Mid-Atlantic, Midwestern and Southern states and the District of Columbia. Our subsidiary Columbia Midstream Group, LLC is an unregulated business that provides natural gas producer services including gathering, treating, conditioning, processing, compression and liquids handling in the Appalachian Basis. Columbia Energy Ventures, LLC is an unregulated business that manages our mineral rights positions in the Marcellus and Utica shale areas.

The Columbia Pipeline Group operations subsidiaries are also involved in two joint ventures, Millennium Pipeline Company, L.L.C. and Hardy Storage Company, L.L.C., which effectively expand their facilities and throughput. Millennium Pipeline, which includes 253 miles of 30-inch-diameter pipe across New York’s Southern Tier and lower Hudson Valley, has the capability to transport natural gas to markets along its route, as well as to the New York City markets through its pipeline interconnections. Millennium Pipeline is jointly owned by our affiliate and affiliates of DTE Energy Company and National Grid plc. Hardy Storage, which consists of underground natural gas storage facilities in West Virginia, has a working storage capacity of 12 Bcf and the ability to deliver 176,000 Dth of natural gas per day. Hardy Storage is jointly owned by affiliates of Columbia Gas Transmission L.L.C. and Piedmont Natural Gas Company, Inc.

If the Proposed Separation is completed, the subsidiaries comprising our Columbia Pipeline Group operations segment will no longer be part of our company.

Electric Operations

We generate, transmit and distribute electricity through our subsidiary Northern Indiana Public Service Company to approximately 461,000 customers in 20 counties in the northern part of Indiana and engage in wholesale and transmission transactions. Northern Indiana Public Service Company owns and operates three coal-fired electric generating stations. The three operating facilities have a net capability of 2,540 megawatts. Northern Indiana Public Service Company also operates Sugar Creek, a combined cycle gas turbine plant with a net capacity of 535 megawatts, three gas-fired generating units located at the coal-fired electric generating stations with a net capability of 196 megawatts and two hydroelectric generating plants with a net capability of 10 megawatts. These facilities provide for a total system operating net capability of 3,281 megawatts. Northern Indiana Public Service Company’s transmission system, with voltages from 69,000 to 345,000 volts, consists of 2,802 circuit miles. Northern Indiana Public Service Company is interconnected with five neighboring electric utilities. During the year ended December 31, 2014, Northern Indiana Public Service Company generated 77.3% and purchased 22.7% of its electric requirements.

USE OF PROCEEDS

We will use the net proceeds from the sale of common stock offered by this prospectus for general corporate purposes, including additions to working capital and repayment of existing indebtedness.

TERMS OF THE PLAN

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide existing stockholders with a simple, convenient and affordable way to increase their holdings in NiSource common stock at prevailing market prices and to enable new investors to make an initial investment in our common stock. The Plan also provides a means for NiSource to raise additional capital through the direct sale of common stock.

Key Features

2. What are the Plan’s key features?

As a Plan participant, you can take advantage of the following Plan features:

•	Dividend Reinvestment. Automatic reinvestment of all or a portion of your cash dividends.

•	Initial Investment. If you are not an existing stockholder, you can make an initial investment in NiSource common stock of as little as $250 and as much as $125,000, without needing your own broker.

•

Optional Cash Investment and Automatic Monthly Deductions. You can increase your holdings by making optional cash investments at any time by check or online at www.computershare.com.investor, or automatically by convenient monthly deductions from your checking, savings or money market account. Once you are a registered stockholder, you can buy our common stock through optional cash investments of at least $25. You may not invest more than $125,000 in a single calendar year, unless we grant a waiver of the Plan maximum. See Item 14.

•	Book-Entry Share Ownership; Safekeeping. Instead of physical stock certificates, you will receive statements reflecting your transaction history and share ownership.

•	Online Access to Account Information. You can enroll and access your account information online at any time at www.computershare.com/investor.

•	Easy Withdrawal, Sale or Transfer. You can obtain a stock certificate, sell or transfer your shares at any time.

•	Low Transaction Costs. You can purchase NiSource common stock at prevailing market prices with no brokerage commissions and, in most cases, no service fees.

Administration

3. Who administers the Plan and what does the Plan Administrator do?

We have appointed Computershare Trust Company N.A. as the Plan Administrator. The Plan Administrator, along with its designated affiliates, is responsible for the following:

•	receiving all cash investments;

•	maintaining records;

•	issuing statements of account;

•	purchasing and selling shares for Plan participants; and

•	performing other duties related to the Plan.

The Plan Administrator also serves as the custodian bank for the Plan. This means that it holds shares registered in the Plan’s name representing the aggregate number of whole shares of our common stock purchased under, or deposited for safekeeping into, the Plan and credited to participants’ accounts. The Plan Administrator also serves as dividend disbursing agent and transfer agent for the Plan. In the event that the Plan Administrator resigns or otherwise ceases to act as administrator, we will appoint a new administrator to administer the Plan.

Neither we nor the Plan Administrator will be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made or with respect to any fluctuation in the market value after the purchase or sale of shares. Neither we nor the Plan Administrator have any duties, responsibilities or liabilities except those that are expressly set forth in the Plan.

4. How do I contact the Plan Administrator?

If you have any questions or otherwise need to contact the Plan Administrator regarding your participation in the Plan, you may use any of the following methods:

•	by calling (888) 884-7790 (if you are within the United States), (201) 680-6578 (if you are outside the United States) or (800) 231-5469 for the hearing impaired (TDD);

•	by sending an e-mail to Web.Queries@computershare.com; or

•	by writing to the following address:

NiSource Inc.

c/o Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

If you call by telephone, an automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through

Friday (except holidays). In addition, you may visit the Plan Administrator’s website at www.computershare.com/investor. At this website, you may enroll, perform certain transactions and obtain information on your Plan account via Investor Centre.

Eligibility

5. Who can participate in the Plan?

Any person or entity is eligible to participate in the Plan, provided that, in the case of non-U.S. investors, participation does not (a) violate any laws or regulations of any foreign jurisdiction, (b) subject the Plan, the Plan Administrator or us to taxation by or in any foreign jurisdiction or (c) require registration of us, the Plan Administrator or NiSource’s common stock in any foreign jurisdiction.

We reserve the right to terminate participation of any stockholder in the Plan if we deem it advisable under any foreign laws or regulations.

Enrollment

6. How do I enroll in the Plan?

Current Stockholders of Record

If you already hold shares of our common stock registered in your name, you may join the Plan by enrolling online at www.computershare/com/investor through Investor Centre or by returning a completed enrollment form to the Plan Administrator. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation will continue automatically until either you elect to withdraw from the Plan or we terminate the Plan or your participation in the Plan.

New Investors

If you are not a current stockholder, you may join the Plan by returning to the Plan Administrator a completed enrollment form along with an initial investment of at least $250, but not more than $125,000. A one-time enrollment fee of $10 will be deducted from your initial investment.

You also may enroll online at www.computershare.com/investor through Investor Centre. If you enroll online, you must authorize a deduction from your bank account for your initial investment.

Beneficial Owners and Shares Held in “Street Name”

If you are a beneficial owner of NiSource common stock and your shares are registered in the name of a bank, broker, trustee or other agent, you may transfer your shares to a Plan account by instructing your bank, broker, trustee or agent to register your shares directly in your name and then enrolling in the Plan as described above under “Current Stockholders of Record.” You also may participate in the Plan by making arrangements with your bank, broker, trustee or agent to participate in the Plan on your behalf.

7. How do I obtain a copy of the enrollment form for the Plan?

Requests for copies of the Plan enrollment form and this prospectus should be made to the Plan Administrator at the telephone number listed above under “Administration.” You also can obtain copies of the enrollment form and other Plan materials, including information regarding online enrollment and purchases under the Plan, on the Plan Administrator’s website at www.computershare.com/investor.

Dividend Reinvestment Options

8. What are my dividend reinvestment options under the Plan?

You may elect to reinvest cash dividends on all of the shares that you own (Option 1), to reinvest cash dividends on some of the shares that you own (Option 2), or to receive all dividends in cash (Option 3). You will not be assessed any charges or trading fees for reinvesting dividends.

Option 1 – Full Reinvestment

Under Option 1, 100% of all cash dividends paid on both shares held in your Plan account (including shares you deposit under the Plan for safekeeping), and shares held directly by you (as certificates) will be reinvested in additional shares of common stock. The shares purchased with your reinvested dividends will be credited to your Plan account. Reinvestment under Option 1 also will apply to any shares registered in your name that you acquire in the future, either outside of or through the Plan.

Option 2 – Partial Reinvestment

Under Option 2, you can elect that dividends on a specified number of shares be paid to you in cash. Dividends on your remaining shares of common stock will be reinvested. Buying additional shares will not change your election, meaning that dividends on all additional shares will be reinvested. In addition, selling part of your shares will not change your election unless the number of shares in your Plan account falls below the number of shares that you specified under your election. In that case, cash dividends will be paid to you on the remaining number of shares that you hold in your Plan account following the sale.

Option 3 – No Reinvestment (full cash dividends)

Under Option 3, you will receive all dividends in cash, and no dividends that are paid on your shares will be reinvested. You still will be able to make additional cash investments and/or deposit certificates into the Plan for safekeeping under this election.

9. How do I change my dividend reinvestment option election?

You may change your dividend reinvestment election at any time, regardless of the Option you have chosen. To change your election, simply access your account online at www.computershare.com/investor or complete a new enrollment authorization form and mail it to the Plan Administrator. Changes to your dividend reinvestment election must be received by the record date for a particular dividend in order to be applied to that dividend.

10. When will reinvestment of my cash dividends begin?

If you elect to participate in Option 1 or Option 2, the Plan Administrator will begin to reinvest your dividends automatically on the next dividend payment date after receiving your enrollment authorization form, so long as your enrollment authorization form is received on or before the record date for that dividend. The dividend payment dates for NiSource common stock have traditionally been on or about the 20th of February, May, August and November. The record date for each dividend has traditionally been no earlier than the last business day of the month preceding the dividend payment date.

If your authorization is received after the record date for a dividend payment, the current dividend will be paid to you, and the dividend payment after the next record date will be reinvested.

11. How will I receive the cash dividends that I elect not to reinvest?

If you choose Option 2 or Option 3, you may elect to receive your cash dividends not being reinvested by direct deposit into your U.S. bank account on the dividend payment date instead of receiving a check by mail. You may make this election at the time of enrollment or at a later date either by contacting the Plan

Administrator to obtain appropriate forms or online at www.computershare.com/investor. Please allow 30 days from the date the Plan Administrator receives your request for the direct deposit to be established. If you do not receive your cash dividends by direct deposit, the Plan Administrator will pay them in the form of a check mailed to your address of record.

12. What else should I know about dividends under the Plan?

The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend. Nothing in the Plan requires us to declare or pay any dividend on our common stock.

Optional Cash Investments

13. How do I make optional cash investments?

You may purchase additional shares of our common stock by making optional cash investments under the Plan, regardless of whether your dividends are being reinvested. Each optional cash investment, whether direct or automatic, must be of at least $25. If you are not a current stockholder, you must first enroll in the Plan by submitting to the Plan Administrator a completed enrollment form and an initial investment. (See the “New Investor” requirements under “Enrollment” above.)

Optional cash investments generally cannot exceed $125,000 per calendar year. Optional cash investments in excess of $125,000 per calendar year may only be made after submission to us of a written request for a waiver, and after we have given our written approval, which we may grant or deny in our sole discretion. See Item 14. Reinvested dividends and shares deposited in the Plan for safekeeping only do not count for purposes of the $125,000 annual limit.

Direct Investment

If you choose to make an optional cash investment, along with your check, you are required to provide the Plan Administrator with a completed enrollment authorization form or a tear-off stub from a Plan statement. You should make the check payable to NiSource/Computershare. Checks must be drawn on a U.S. bank and payable in U.S. dollars. All third party checks, cashier’s checks and checks not drawn on a U.S. bank will be returned. Neither cash nor money orders will be accepted by the Plan Administrator. If you prefer, you can authorize an individual automatic deduction online at www.computershare.com/investor each time you want to make an optional cash purchase.

Automatic Investment

You also may authorize automatic monthly cash investments by electronic funds transfer from your bank account by completing a Direct Debit Authorization form or by enrolling online at www.computershare.com/investor. Automatic investment allows you to make ongoing investments in an amount that is comfortable for you (not less than $25 nor more than $125,000 per calendar year), without having to write a check. Automatic investment deductions are made on the 25th day of each month, or, if that day is not a business day, on the next business day. You should allow 30 days for initiation of the first automatic investment or for changes in your designated financial institutions or bank accounts.

14. May I invest more than the annual Plan maximum of $125,000?

Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver request form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.

Shares purchased pursuant to a waiver of the Plan maximum will be subject to a special pricing mechanism, as follows:

Pricing Period, Threshold Price and Extension Feature

•

Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one to 15 separate days during which trading of our common stock is reported on the NYSE. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable waiver discount, as described below), rounded to four decimal places, of our common stock, as reported by the NYSE only, obtained from Bloomberg, LP, for that investment date. Funds for such investments must be received by the Plan Administrator not later than the business day before the first day of the pricing period.

•

We may establish a minimum, or “threshold,” price for any pricing period, which is a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the NYSE, must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver. We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period.

•

If we decide to establish a threshold price for a particular pricing period, and if the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period, and we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•

We may elect to activate for any particular pricing period a pricing period extension feature which will extend the initial pricing period by the number of days that the threshold price is not satisfied, up to a maximum of five additional trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the initial pricing period is 10 days, and the threshold price is not satisfied for three out of those 10 days, and we had previously announced in the waiver request form that the pricing period extension feature was activated, then the pricing period will be automatically extended by three trading days, and if the threshold price is satisfied on one or more of the next three trading days, then each of those days on which the threshold price is met will become an investment date in lieu of one of the three days on which the threshold price was not met. As a result, if the threshold price is met on all three of the additional trading days, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your waiver request will be invested.

•

Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three business days following the end of the applicable pricing period or, if we elect to activate the continuous settlement feature, within three business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant waiver requests for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the waiver request form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price, if any, is met on each trading day of that pricing period), we would have a separate settlement of each investment date’s purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

Waiver Discount

We may, in our sole discretion, establish a “waiver discount” of up to 5% from the market price applicable to investments for which a waiver has been granted. The waiver discount may vary for different waivers but will apply uniformly to all investments made during the pricing period applicable to a particular waiver. We will determine, in our sole discretion, whether to establish a waiver discount after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs. At least two business days before the first day of the applicable pricing period, we will determine whether to establish a waiver discount and, if a waiver discount is established, its amount, and will notify the Plan Administrator. Neither we nor the Plan Administrator will be required to provide any written notice of the waiver discount, if any, for any pricing period.

Waiver request forms and information regarding the establishment of a threshold price or waiver discount, if any, may be obtained by contacting our Corporate Secretary at 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990. Optional investments that do not exceed $125,000 per calendar year, as well as dividend reinvestments, will be priced as described in Item 20 and will not be subject to a waiver discount or a threshold price.

15. What happens if there are insufficient funds to cover my optional cash investments?

In the event that any check is returned or any electronic funds transfer is declined for insufficient funds, you will be charged a $35 return fee. The Plan Administrator will remove from your account any shares that were purchased in anticipation of the collection of those funds. The shares then will be sold to recover any uncollected funds plus the return fee. If the net proceeds of the sale of those shares are insufficient, the Plan Administrator reserves the right to sell additional shares from your Plan account(s) as may be necessary to recover in full the uncollected balance plus the return fee.

16. How do I change or terminate automatic monthly deductions?

You may change or terminate automatic monthly deductions by contacting the Plan Administrator. The Plan Administrator must receive your change or termination request at least five business days preceding the automatic deduction for which you want the change or termination to be effective.

Source and Price of Common Stock

17. When will the Plan Administrator purchase shares of NiSource common stock for my Plan account?

For dividend reinvestment, the investment date is the dividend payment date for shares of NiSource common stock, which has traditionally been on or about the 20th of February, May, August and November. For optional cash investments, under most circumstances purchases will be made within five business days after the Plan Administrator receives your money, whether by check or through automatic monthly deduction. It is up to the broker-dealer used by the Plan Administrator to determine when shares will be bought for the Plan. Accordingly, you will be unable to instruct the Plan Administrator to purchase shares at a specific time. If for any reason the Plan Administrator is unable to process your investment within 30 days after receiving your payment, the Plan Administrator will return the funds to you by check.

18. How many shares of NiSource common stock will the Plan Administrator purchase for my Plan account?

The number of shares the Plan Administrator will purchase for you depends on the purchase price of NiSource common stock and the total amount of your dividends (if applicable) and optional cash investments (direct or automatic) that you submit less any applicable service fees. Your Plan account will be credited with the actual number of shares purchased, including fractions.

19. How does the Plan Administrator acquire shares of NiSource common stock under the Plan?

Shares purchased under the Plan may be issued directly by us from authorized but unissued shares or treasury shares or purchased on the open market for delivery to the Plan. A broker-dealer affiliated with the Plan Administrator may assist the Plan Administrator in purchasing our shares on the open market. For purposes of making purchases, the Plan Administrator may combine your dividend and optional cash investment funds.

20. At what price will the Plan Administrator purchase shares of NiSource common stock?

When shares are purchased from us, the price per share will be 100% of the average of the highest and lowest reported sale price for NiSource common stock traded on the NYSE on the investment date. If on any investment date there is no reported trading in shares of NiSource common stock, the price per share will be based on the average of the highest and lowest reported sale prices on the NYSE on the nearest trading date after the investment date.

The price per share for all shares purchased in the open market to satisfy any Plan requirements will be the weighted average price per share of all shares purchased by the Plan Administrator to fill the combined purchase order for the Plan investments. In some instances, filling a purchase order may require execution of multiple trades in the market and may take more than one trading day to complete.

YOU SHOULD BE AWARE THAT THE MARKET PRICE PER SHARE OF NISOURCE COMMON STOCK MAY BE MORE OR LESS THAN THE PRICE PER SHARE AT THE TIME YOU REQUEST A PURCHASE. YOU ALSO SHOULD BE AWARE THAT YOU MAY NOT BE ABLE TO CANCEL INSTRUCTIONS THAT YOU SUBMIT TO THE PLAN ADMINISTRATOR TO PURCHASE SHARES. ANY DECISION CONCERNING A REQUEST FOR CANCELLATION WILL BE MADE AT THE SOLE DISCRETION OF THE PLAN ADMINISTRATOR.

Shares purchased pursuant to a waiver of the $125,000 annual maximum are subject to a different pricing mechanism. See Item 14.

21. Will I earn interest during the time my investments are pending?

No, you will not earn interest on initial or optional cash investment funds held by the Plan Administrator pending a purchase of NiSource common stock.

Sales and Withdrawals of Common Stock

22. How do I sell shares in my Plan account?

You may instruct the Plan Administrator at any time to sell any or all shares held in your Plan account (including shares deposited into the Plan for safekeeping as discussed below). How you submit your instructions, and the applicable fees, depend on whether you want to participate in a “batch order” or are requesting a “market order,” “day limit order” or “good-‘til-cancelled limit order.”

23. What is the difference between a batch order, a market order, a day limit order and a good-‘til-cancelled limit order, the ways to request each of them and the related fees?

•

Batch Order: A batch order is an accumulation of sale requests by a number of NiSource stockholders submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale online at www.computershare.com/investor, by calling the Plan Administrator directly at (888) 884-7790 or by writing to the Plan Administrator. The Plan Administrator will cause your shares to be sold in the open market within five business days of its receipt of your request. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose the Plan Administrator may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold. The sale price for shares sold will not be known until the sale is completed.

•

Market Order: A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the Plan Administrator directly at (888) 884-7790. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the broker, less a service fee of $25 and a processing fee of $0.12 per share sold. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at (888) 884-7790. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

•

Day Limit Order: A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at (888) 884-7790. There is a service fee of $25 and a processing fee of $0.12 per share sold for each Day Limit Order sale.

•

Good-‘Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate $25 service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at (888) 884-7790. There is a service fee of $25 per trading day and a processing fee of $0.12 per share sold for each GTC Limit Order sale.

All sales requests processed over the telephone by a customer service representative entail an additional fee of $15. There are no brokerage commissions in addition to the per share processing fees. Fees are deducted from the proceeds derived from the sale. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours of after your sale transaction has settled.

You also may choose to sell your shares through a stockbroker of your choice, in which case you must first request the transfer of your shares from the Plan Administrator to your brokerage account through the Direct Registration System.

24. How can I withdraw the shares credited to my Plan account?

You can withdraw all or a portion of the shares in your Plan account at any time online at www.computershare.com/investor or by calling or writing to the Plan Administrator. The Plan Administrator will process your request to withdraw shares promptly following receipt, and in no event later than two business days after the date the request is received.

If you wish to withdraw a portion of the shares in your Plan account, the request must be for a whole number of shares as the Plan Administrator cannot issue certificates for fractional shares. If you wish to withdraw all shares in your Plan account, the Plan Administrator will issue a certificate for all the whole shares and a check for any remaining fractional share in your Plan account, less any applicable service fees. In that instance, the amount of the check, if any, will be based upon the sale price obtained for any shares sold by the Plan Administrator on the day your certificate is issued or, if there is no market sale that day for NiSource common stock, the closing price on the preceding business day. The Plan Administrator will send your certificate and a check (if applicable) to the address of record on your Plan account.

25. What happens to my dividend reinvestment election if I withdraw shares from my Plan account?

Your dividend reinvestment election will remain the same unless you withdraw all of the shares of NiSource common stock in your Plan account.

If you withdraw all of your whole and fractional Plan shares, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account, as you elect.

Name Changes, Share Transfers and Gifts Under the Plan

26. How do I change the name on my account, transfer shares or give as a gift shares in my Plan account?

You may change the name of your Plan account, transfer shares or give shares in your Plan account at any time by visiting the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation.

You can also contact the Plan Administrator to request transfer instructions and a transfer of ownership form, or you can download the instructions and form online at www.computershare.com/investor.

If you are submitting certificates for transfer, we recommend that you send them, properly insured, by certified or registered mail with return receipt requested or some form of traceable delivery. All participants in the existing Plan account need to sign instructions, and their signatures need to be authenticated with a Medallion Signature Guarantee as described in the instructions on the transfer of ownership form.

27. What happens to my dividends if I sell or transfer shares from my Plan account?

If you sell or transfer a portion, but not all, of the shares in your Plan account, your dividend reinvestment election will remain the same for the remainder of the shares in your Plan account. If you sell or transfer all of the shares in your Plan account, your participation in the Plan will be terminated.

Safekeeping / Certificates

28. How does the Plan’s safekeeping option work?

The Plan’s safekeeping feature is offered at no charge to you and eliminates the risk associated with damage, theft or loss of your stock certificates. You may deposit your NiSource common stock certificates into the Plan for safekeeping by delivering them to the Plan Administrator and requesting that they be credited to your account. You should not sign the stock certificate(s) or complete the assignment section. You may deposit shares of common stock for safekeeping at the time of enrollment by delivering the certificates along with the completed enrollment form or at any later time. Certificates sent to the Plan Administrator should be sent, properly insured, by registered or certified mail with return receipt requested or some other form of traceable delivery.

If you choose safekeeping, you still have the option of receiving your dividends in cash or reinvesting them. You also may sell any shares held in safekeeping through the Plan. Shares purchased with either reinvested dividends or optional cash investments automatically will be held by the Plan Administrator or its nominee in book-entry form on your behalf.

29. Will I be able to obtain a certificate for the shares in my Plan account?

You may obtain at any time, a certificate for all or a part of the whole shares of our common stock credited to your account upon request to the Plan Administrator. You may request a certificate online at www.computershare.com/investor, by calling the Plan Administrator directly at (888) 884-7790 or by writing to the Plan Administrator at the address under Question 4 above. There will be a service fee of $25 if you request a certificate online or $40 if you request a certificate by calling the Plan Administrator directly, but there is no service fee if you submit a written request to the Plan Administrator. A certificate will be mailed by first class mail, within two business days of the Plan Administrator’s receipt of your request, to your address of record. The issuance of Plan shares in certificate form will not change your reinvestment election unless you direct otherwise. Any remaining whole or fractional shares of our common stock will continue to be credited to your account. Under the terms of the Plan, Computershare will not issue certificates for fractional shares of our common stock.

Reports to Participants

30. What kind of reports will I receive regarding my participation in the Plan?

You will receive a statement as soon as practicable after each dividend reinvestment, purchase or sale of shares in your Plan account. The statement will show all year-to-date transactions, the purchase or sale price, service fees (if any), and shares credited to or removed from your Plan account. We recommend that you retain these statements for tax purposes.

Statements have tear-off instruction forms that should be filled-out when providing the Plan Administrator with certificate issuance, sale, purchase, termination or certificate deposit instructions.

31. Where will the Plan Administrator send transaction statements and other communications?

Transaction statements and other communications sent to you under the Plan will be addressed to your last known address as reflected by the Plan Administrator’s records. Therefore, you should notify the Plan Administrator promptly of any change in your address.

Summary of Plan Fees

32. What fees are associated with my participation in the Plan?

In most cases we will pay the fees and expenses of operating the Plan. However, there are some service charges and trading fees that will be charged directly to you, which are set forth in the chart below.

Transaction Type	Service Fees
Initial Enrollment for New Investors	$10.00
Sale of Shares (not including any applicable withholding taxes and transfer taxes, which you will be required to pay)
Batch Order	$15.00
Market Order	$25.00
Day Limit Order	$25.00
Good-‘Til-Cancel Limit Order (per trading day)	$25.00
plus Per Share Processing Fee*	$0.12
Returned Checks or Rejected Electronic Funds Transfers	$35.00
Certificate Issuance
If requested online	$25.00
If requested by telephone	$40.00
If requested in writing	None

*	Per Share Processing fees include brokerage commissions.

Termination

33. When and how may I terminate participation in the Plan?

You may terminate your participation in the Plan at any time by giving instructions to the Plan Administrator. The Plan Administrator will continue to hold your shares unless you request them to be sold or issued. At your request, the Plan Administrator will send to you a certificate for the whole shares and a check for any fractional share of NiSource common stock in your Plan account, less any applicable fees and transfer taxes. Alternatively, at your request, the Plan Administrator will sell all or a portion of such shares and remit to you the proceeds less any applicable fees and transfer taxes. If the Plan Administrator receives your termination request near a record date for a dividend payment, the Plan Administrator, in its sole discretion, may either pay any such dividend in cash or reinvest it in shares on your behalf. Any optional cash investments sent to the Plan Administrator prior to your termination request also will be invested unless you expressly request that the optional cash investment be returned and your request is received at least two business days prior to the relevant investment date. In every case of termination, your interest in a fractional share will be paid in cash less any applicable fees and any other costs of sale.

34. Under what circumstances will NiSource terminate my participation in the Plan?

At any time, for any reason and at our discretion, we may instruct the Plan Administrator to terminate your participation in the Plan effective immediately upon mailing a notice to you at your address of record.

The Plan Administrator automatically will terminate your Plan account if you withdraw all of your whole and fractional shares. The Plan Administrator also may terminate your Plan account if your share balance is less than one share of NiSource common stock.

In the event of your death or adjudication of incompetency, the Plan Administrator may terminate your Plan account and distribute the proceeds as described above under Item 33. The Plan Administrator will continue to maintain your Plan account, however, until the Plan Administrator receives satisfactory written notice of your death or adjudication of incompetency. In addition, the Plan Administrator must receive satisfactory proof of the appointment of a legal representative who is authorized to instruct the Plan Administrator on the termination of your Plan account and receive the proceeds thereof.

At its discretion, the Plan Administrator also may close any Plan account that contains less than one share of NiSource common stock. Any fractional share in your Plan account will be sold subject to the fees as described above. A check for the sale proceeds less applicable fees will be mailed to your address of record.

Additional Information

35. What happens if NiSource has a rights offering, issues a stock dividend or has a stock split?

Any stock dividends or stock split shares that we distribute will be credited directly to your Plan account. Stock split or stock dividend shares distributed on shares you hold in certificate form also will be credited to your Plan account. If you are entitled to participate in a rights offering, the right to subscribe will be based on the total number of shares owned, both inside and outside the Plan. Any rights certificates to be distributed as a result of any rights agreement will be distributed based on whole shares only. Transaction processing may be temporarily suspended during such distributions.

36. What are my rights as a stockholder under the Plan with regard to voting, proxies and stockholder communications?

You will have the exclusive right to exercise all voting rights with respect to whole shares of our common stock credited to your Plan account. You will receive proxy materials from us for each stockholder meeting, including a proxy statement and a form of proxy covering all whole shares credited to your account and all shares of stock registered in your name outside of the Plan as of the record date for the stockholder meeting. You will also have the right to receive all other communications that we send to the holders of common stock.

37. What are the federal income tax consequences of participation in the Plan?

The following is only a summary of the tax consequences of participation in the Plan as of the date of this prospectus. Tax laws and regulations may change and this summary may not reflect every possible situation that could result from participating in the Plan. Accordingly, you should consult with your own tax advisor with respect to the federal, state, local, foreign and withholding tax consequences applicable to your particular situation.

In general, cash dividends paid by us with respect to your shares are considered taxable income even if they are reinvested. Your cost basis for federal income tax purposes on any shares purchased through the Plan is the price at which the shares are purchased, as reflected on your Plan statement or transaction advice. Trading fees paid by us on your behalf also are considered taxable income and are included in the cost basis of shares purchased. The Form 1099 sent both to you and the Internal Revenue Service at the end of the year shows trading fees paid by us.

If you make optional cash investments that are subject to a waiver discount, you may be treated as receiving a dividend distribution equal to the discount. The tax treatment of a waiver discount is unclear, and you should consult your tax advisor to determine how you should treat a waiver discount for tax purposes.

Most likely, you will realize taxable income or loss for federal income tax purposes when shares are sold. Your tax basis for shares that are sold is the price paid for the shares. The price paid is reflected on your statement.

Your holding period for shares purchased through the Plan begins on the day following the applicable investment date.

For Plan participants who are subject to back-up withholding or non-U.S. investors who are subject to U.S. federal tax withholding, the amount of dividends that may be reinvested will be net of the tax withheld. Non-U.S. investors are responsible for filing any documentation required to obtain a reduction in, or refund of, U.S. withholding tax.

38. Can the Plan be modified or discontinued?

We and the Plan Administrator reserve the right to suspend, modify or terminate the Plan at any time. We will send notice of any suspension, modification or termination of the Plan to all participants, who will have in all events, the right to withdraw from participation. In addition, the Plan Administrator may terminate the participation of any participant, interpret, modify fees and regulate the Plan as it deems necessary or desirable in connection with its operation.

If we or the Plan Administrator terminate the Plan, or if we are involved in a reorganization or merger, your shares enrolled in the Plan as well as your current elections under the Plan may automatically roll over to a subsequent survivor or successor Plan.

39. Who bears the risk of market fluctuations in shares of NiSource common stock and participation in the Plan?

Your investment in shares credited to your Plan account is no different than your investment in shares of NiSource common stock that you hold in certificate form or in a brokerage or bank account. You alone bear the risk of fluctuations in the market value of your shares of NiSource common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares. However, with respect to shares held in your Plan account, you may lose an advantage otherwise available in that you are not able to select more specifically the timing of your investment or the sale of your shares.

Neither we nor the Plan Administrator provide any advice or make any recommendations with respect to any purchase or sale transaction you initiate. Neither we nor the Plan Administrator can guarantee that the value of the shares purchased under the Plan will, at any particular time, be more than your original investment. You need to make independent investment and participation decisions based on your own judgment and research.

Neither we nor the Plan Administrator can guarantee liquidity in the market, thus your investments and the marketability of your shares may be adversely affected by the market conditions at the time you seek to sell your shares.

Shares of NiSource common stock credited to your Plan account in book-entry form through the Plan are not subject to protection under the Securities Investor Protection Act, the Federal Deposit Insurance Act, or similar insurance or guarantee statute, and neither Plan shares nor cash held pending investment or disbursement with the Plan Administrator or its affiliates are subject to any guarantee.

40. What are the responsibilities of NiSource and the Plan Administrator under the Plan?

Neither we nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising (i) out of failure to terminate a Plan account, sell shares in the Plan or invest optional cash payments or dividends without receipt of proper documentation and instructions or (ii) with respect to the prices at which shares are purchased or sold for Plan accounts and the time such purchases or sales are made, including price fluctuation in market value after purchases or sales.

41. How will the Plan be governed, interpreted and regulated?

The laws of the State of Delaware will govern the Plan. Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We also have the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations.

42. How will the Proposed Separation affect my Plan Account?

If the Proposed Separation is completed, you will be entitled to participate in the pro rata distribution of shares of common stock of Columbia Pipeline Group, Inc. (“CPG”) in accordance with the terms of the distribution. We expect that, at the effective time of the distribution, CPG will have in place a dividend reinvestment and stock purchase plan (the “CPG Plan”) substantially identical to the NiSource Plan. Assuming the distribution ratio entitles you to receive at least one full share of CPG with respect to the shares of NiSource common stock in your Plan account, at the effective time of the distribution you will automatically be enrolled in the CPG Plan, and your shares of CPG common stock will be deposited in your CPG Plan account. Unless and until you change it, your election regarding dividend reinvestment under the CPG Plan will be assumed to be the same as your election with respect to the shares of NiSource common stock held in the NiSource Plan. You will receive a prospectus for the CPG Plan in connection with the distribution, which will explain the features and operation of the CPG Plan, including how to terminate participation and change your dividend reinvestment election, if you so desire.

PLAN OF DISTRIBUTION

Common stock offered pursuant to the Plan will be purchased, at our option, directly from us or in the open market. Participants will be required to pay certain fees in connection with the Plan. See “Terms of the Plan - Summary of Plan Fees” for a description of the fees charged under the Plan. All other costs related to the Administration of the Plan will be paid by us.

In connection with the Plan, we may be requested to approve requests for waivers of the Plan’s annual investment maximum by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which such person would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to waiver requests by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to waivers approved under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LEGAL OPINION

The legality of the common stock covered by this prospectus has been passed upon for us by Robert E. Smith, our Corporate Secretary, Vice President and Deputy General Counsel. As of February 18, 2015, Mr. Smith beneficially owned 18,413 shares of our common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of NiSource

Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph relating to the Company’s initial public offering of limited partner interests of Columbia Pipeline Partners LP which was completed on February 11, 2015 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth fees and expenses in connection with the issuance and distribution of the common stock being registered hereby. Except for the SEC filing fee, all amounts set forth below are estimates.

Securities and Exchange Commission filing fee	$6,574
Accounting fees and expenses	12,000
Legal fees and expenses	8,000
Transfer agent and plan administrator fees	15,000
Printing expenses	8,000

TOTAL	$49,574

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section B.1. of Article V of NiSource Inc.’s Amended and Restated Certificate of Incorporation, as amended, provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section B.2. of Article V of NiSource Inc.’s Amended and Restated Certificate of Incorporation, as amended, pursuant to Section 145 of the General Corporation Law of Delaware, provides that NiSource Inc. will, to the fullest extent permitted by applicable law, as then in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such investigation, claim, action, suit or proceeding, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.

Section B.2. of Article V of NiSource Inc.’s Amended and Restated Certificate of Incorporation, as amended, pursuant to Section 145 of the General Corporation Law of Delaware, also provides that if the investigation, claim, action, suit or proceeding is a derivative action (meaning one brought by or on behalf of the corporation), NiSource Inc. will, to the extent permitted by applicable law, as then in effect, indemnify any person against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such investigation, claim, action, suit or proceeding if incurred by such person in connection with the defense or settlement of such investigation, claim, action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any investigation, claim, action, suit, proceeding or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

NiSource Inc.’s Amended and Restated Certificate of Incorporation, as amended, and the General Corporation Law of Delaware permits NiSource Inc. and its subsidiaries to purchase and maintain insurance on behalf of any person who is a director or officer for acts committed in their capacities as such directors or officers. NiSource Inc. currently maintains such liability insurance.

ITEM 16.	EXHIBITS

Reference is made to the information in the Exhibit Index filed as part of this registration statement.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of NiSource Inc.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrillville, State of Indiana, on February 27, 2015.

NISOURCE INC. (Registrant)

By:	/s/ ROBERT C. SKAGGS, JR.
Name:	Robert C. Skaggs, Jr.
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Stephen P. Smith, Carrie J. Hightman, Joseph W. Mulpas and David J. Vajda or any one of them his or her true lawful attorney-in-fact and agent with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT C. SKAGGS, JR. Robert C. Skaggs, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 27, 2015

/s/ STEPHEN P. SMITH Stephen P. Smith	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 27, 2015

/s/ JOSEPH W. MULPAS Joseph W. Mulpas	Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 27, 2015

/s/ RICHARD L. THOMPSON Richard L. Thompson	Chairman of the Board	February 27, 2015

/s/ RICHARD A. ABDOO Richard A. Abdoo	Director	February 27, 2015

/s/ ARISTIDES S. CANDRIS Aristides S. Candris	Director	February 27, 2015

Signature	Title	Date

/s/ SIGMUND L. CORNELIUS Sigmund L. Cornelius	Director	February 27, 2015

/s/ MICHAEL E. JESANIS Michael E. Jesanis	Director	February 27, 2015

/s/ MARTY R. KITTRELL Marty R. Kittrell	Director	February 27, 2015

/s/ W. LEE NUTTER W. Lee Nutter	Director	February 27, 2015

/s/ DEBORAH S. PARKER Deborah S. Parker	Director	February 27, 2015

/s/ TERESA A. TAYLOR Teresa A. Taylor	Director	February 27, 2015

/s/ CAROLYN Y. WOO Carolyn Y. Woo	Director	February 27, 2015

EXHIBIT INDEX

The following documents are filed as part of the registration statement or are incorporated by reference:

Exhibit Number	Document Description
5	Opinion of Robert E. Smith, Corporate Secretary, Vice President and Deputy General Counsel of NiSource Inc.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Robert E. Smith, Corporate Secretary, Vice President and Deputy General Counsel of NiSource Inc. (included in Exhibit 5)
24	Powers of Attorney (included on signature pages)